EXHBIT 23.4

CONSENT OF CHARLES C. JOHNSTON

           I hereby consent to the reference to me as a person nominated for election to the Board of Directors of Intacta Technologies Inc. (the "Company") under the caption "Management" in the prospectus included in the Company's Registration Statement on Form S-1.

Riviera Beach, Florida
May 25, 2001

/s/ CHARLES C. JOHNSTON
CHARLES C. JOHNSTON